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As filed with the Securities and Exchange Commission on July 29, 2016.

Registration No. 333-212428

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DRAGONWAVE INC.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant's name into English)

Canada (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

DragonWave Inc.
411 Legget Drive, Suite 600
Ottawa, Ontario, Canada K2K 3C9
(613) 599-9991
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Peter Allen
President and Chief Executive Officer
411 Legget Drive, Suite 600
Ottawa, Ontario, Canada, K2K 3C9
(613) 599-9991
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Andrea Johnson Dentons Canada LLP 99 Bank Street, Suite 1420 Ottawa, Ontario, K1P 1H4 (613) 783-9600	Matthew Leivo DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 (858) 677-1400	Robert Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Class A Units consisting of:
(i) Common shares, no par value
(ii) Long-Term Warrants to purchase common shares(4)
(iii) Short-Term Warrants to purchase common shares(4)	1,435,406	$4.18	$5,999,997	$604.20

Class B Units consisting of:
(i) Pre-Funded Warrants to purchase common shares(4)
(ii) Long-Term Warrants to purchase common shares(4)
(iii) Short-Term Warrants to purchase common shares(4)	1,435,406	$4.17	$5,985,643	$602.76

Common shares issuable upon exercise of outstanding
(i) Long-Term Warrants to purchase common shares	2,870,812	$5.23	$15,014,347	$1,511.95
(ii) Short-Term Warrants to purchase common shares	5,741,624	$4.60	$26,411,470	$2,659.64
(iii) Pre-Funded Warrants to purchase common shares	1,435,406	$0.01	$14,354	$1.45

Total	12,918,654		$53,425,811	$5,380.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of additional common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)
$1,574 previously paid.
(4)
The warrants will be issued for no additional consideration. No registration fee is required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS  SUBJECT TO COMPLETION  DATED JULY 29, 2016

DRAGONWAVE INC.

$6.0 million in any combination of:

Up to 1,435,406 Class A Units
Consisting of One Common Share,
One Warrant to Purchase One Common Share
and Two Short-Term Warrants Each to Purchase One Common Share

and

Up to 1,435,406 Class B Units
Consisting of One Pre-Funded Warrant to Purchase One Common Share,
One Warrant to Purchase One Common Share
and Two Short-Term Warrants Each to Purchase One Common Share

         Pursuant to this prospectus, we are offering up to $6.0 million in the aggregate of Class A Units and Class B Units, in any combination. We may sell up to 1,435,406 Class A Units, each consisting of one of our common shares, one five-year warrant to purchase one of our common shares (the "Long-Term Warrants"), and two six-month warrants each to purchase one of our common shares (the "Short-Term Warrants"). Each Class A Unit will be sold to investors in this offering at an assumed offering price of $4.18 per unit, which is the closing price of our common shares on the NASDAQ Capital Market on July 26, 2016. We may also sell, to investors whose purchase of Class A Units would result in their exceeding the 4.99% beneficial ownership limitation described in this prospectus, up to 1,435,406 Class B Units, each consisting of one pre-funded warrant with no expiration date to purchase one common share (the "Pre-Funded Warrants"), one Long-Term Warrant and two Short-Term Warrants. Each Class B Unit will be sold to investors in this offering at a price of $4.17 per unit.

         We refer to the Class A Units and the Class B Units collectively as the "units." We refer to the Short-Term Warrants, the Long-Term Warrants and the Pre-Funded Warrants collectively as the "warrants." The units will not be issued or certificated. The common shares or the Pre-Funded Warrants and the Short-Term Warrants and the Long-Term Warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the common shares issuable on exercise of the warrants.

         The Short-Term Warrants will be exercisable during the period commencing on the date of original issuance and ending on the date six-months thereafter, at an assumed initial exercise price of $4.60 per common share. The Long-Term Warrants will be exercisable during the period commencing on the date of original issuance and ending on the date that is five years from the date of issuance, at an assumed initial exercise price of $5.23 per common share. The Pre-Funded Warrants will be exercisable on the date of original issuance, with no expiration date, are deemed purchased for a price of $4.17 per underlying common share by virtue of purchasing the Class B Unit and have an exercise price of $0.01 per share. See "Description of Securities Being Distributed" for more information on the securities offered hereby.

         Our common shares are listed on the Toronto Stock Exchange ("TSX") under the symbol DWI and on the NASDAQ Capital Market under the symbol "DRWI." On July 28, 2016, the last reported sale price of our common shares on the TSX was CAD$5.72 per share and on the NASDAQ Capital Market was $4.38 per share.

         Investing in our securities involves a high degree of risk. We refer you to the section entitled "Risk Factors" on page 9 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus.

	Per Class A Unit	Per Class B Unit	Total

Public offering price	$		$

Underwriting discount(1)	$		$

Proceeds to DRWI (before expenses)	$		$

(1)
We have also agreed to pay to the underwriter a non-accountable expense allowance of $100,000 for its legal fees. See the heading entitled "Underwriting" for additional disclosure regarding compensation to the underwriter payable by us.

         The underwriter expects to deliver the securities on or about                        , 2016.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book Running Manager

Rodman & Renshaw
a unit of H.C. Wainwright & Co.

Prospectus dated                        , 2016

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus from our Annual Report on Form 20-F for the year ended February 29, 2016 (our "2016 Annual Report"), our Form 6-K filed with the Securities and Exchange Commission (the "SEC") on July 13, 2016 (the "Q1 2016 Report") and our other filings with the SEC listed in the section of this prospectus entitled "Incorporation of Certain Documents by Reference" and does not contain all of the information you should consider before investing in our common shares or the units offered under this prospectus. You should also consider, among other things, the matters described under "Risk Factors" and "Operating and Financial Review and Prospects," in each case appearing elsewhere in this prospectus or in our 2016 Annual Report, incorporated by reference herein. You should also read and consider the information contained in the documents identified under the headings "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our securities. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars.

        Unless the context otherwise requires, all references in this prospectus to the "Company", "DRWI", "we", "us" and "our" refer to DragonWave Inc., DragonWave Corp., incorporated in the state of Delaware, USA, DragonWave Pte. Ltd., incorporated in Singapore, DragonWave S.à r.l., incorporated in Luxembourg, DragonWave Telecommunication Technology (Shanghai) Co., Ltd., incorporated in China, DragonWave Mexico S.A. de C.V., incorporated in Mexico, Axerra Networks Asia Pacific Limited, incorporated in Hong Kong, DragonWave India Private Limited, incorporated in India and DragonWave Inc.'s majority owned subsidiary, DragonWave HFCL India Private Limited, incorporated in India.

        References in this prospectus to "Nokia" or "NSN" refer to both Nokia Solutions and Networks and its predecessor business as carried on under the name Nokia Siemens Networks. Nokia is a trademark of Nokia Corporation or its affiliates.

COMPANY OVERVIEW

  Our Business

        Founded in 2000, we are a leading provider of high-capacity wireless Ethernet equipment used in emerging internet protocol ("IP") networks. We design, develop, market and sell proprietary, carrier-grade microwave radio frequency networking equipment (often referred to as "links"), that wirelessly transmit broadband voice, video and other data between two points. Our wireless carrier-Ethernet links, which are based on a native Ethernet platform, function as a wireless extension to an existing fiber and global optic core telecommunications network. The principal application for our products is the backhaul function in a wireless communications network. Backhaul links connect the large amounts of network traffic aggregated by base stations and other collection points on the edge of the network to the high-capacity fiber optic infrastructure at the core of the network. Additional applications for our products include point-to-point transport applications in private networks, including municipal and enterprise applications.

  Our Products

        Our products principally perform the backhaul function in a communication service provider's network, connecting high-traffic points of aggregation such as high-capacity wireless base stations (3G+ cellular, WiFi, LTE), small cells and large "out of territory" enterprises to nodes on the fiber optic core network.

        Our line of wireless carrier-Ethernet links is marketed under the Horizon trade names. Our products are carrier-grade and operate primarily in licensed spectrum bands to minimize interference.

        In 2011, we introduced our Avenue solution, which was designed to provide high levels of spectral efficiency and reliability for carrier-grade delivery of advanced applications and services. The Avenue solution is a small device, utilizing a small antenna, to integrate microcellular backhaul, third-party base stations, power supply, battery backup, switching, and management in an all-in-one, environmentally shielded enclosure. This is a hardened, all-outdoor, zoning-friendly and fully integrated solution that was designed specifically for service providers to deploy microcellular coverage with high-performance backhaul.

        On June 1, 2012, we acquired our Harmony product line from Nokia. For a description of the transaction pursuant to which we acquired this product line from Nokia, see "Part I—Item 4. "Information on our Business—Mergers & Acquisitions and Joint Ventures—Acquisition of Microwave Transport Business of NSN and Relationship with Nokia" in our 2016 Annual Report. The Harmony product line is a multi-service wireless platform enabling time-division multiplexing (TDM) and packet-based services across wireless or wireline infrastructure. Harmony is rebranded by Nokia as FlexiPacket.

        In 2013, we introduced our Harmony Lite and Avenue Link Lite products lines. These product lines are DragonWave's first products in the sub-6GHz bands. The Lite products operate in licensed and unlicensed bands, and provide Line of Sight, and non-line of sight connectivity. The Lite product line is an important part of our small cell backhaul offering in the Avenue family.

        In 2014, we introduced our Harmony Eband product. Harmony Eband operates in the 70/80 GHz bands. It provides capacities of up to 2.5 Gbps, and operates in low cost bands, providing mobile operators with a much lower total cost of ownership and scalability strategy.

        In 2014, we introduced Harmony Enhanced, a high capacity, long reach, multi-service radio operating in the 6-42 GHz spectrum bands. Harmony Enhanced merges the performance and reliability of DragonWave's flagship Harmony Radio and Horizon Compact+ into a next-generation, ultra high-capacity microwave system.

        In 2016, we introduced Harmony EnhancedMC, an ultra-high capacity, multi-service microwave system operating in the 6-42 GHz spectrum bands that provides dual channel support and extended reach. Harmony EnhancedMC delivers the next level of capacity by introducing integrated dual carrier and fully integrated XPIC capabilities into a single Outdoor Unit (ODU) antenna configuration. Harmony EnhancedMC delivers over 4 Gbps in a single radio, with scalability to deliver 8Gbps on a single antenna.

  Our Strategy

        The demand for our products is driven by global trends, including IP convergence and pressure on backhaul capacity caused by increased functionality of mobile devices, the shift in demand from voice to multimedia content and services, growing demand for wireless coverage, increasing numbers of subscribers, and investment in radio access network spectrum. In our target markets, network traffic is shifting from legacy TDM traffic to IP-based traffic to improve network efficiency and enable IP-based services.

        Principally, we target the global wireless communications service provider market and, in particular, those service providers offering high-capacity wireless communication services, including traditional cellular service providers and emerging broadband wireless access (BWA) service providers. These service providers offer high-speed digital communication services over wireless access networks, employing IP-based wireless network access technologies such as advanced (3G, 4G and 5G) cellular technologies, as well as WiFi. The market addressed by these wireless service providers is characterized by significant growth in number of subscribers, coverage area, and bandwidth requirements per subscriber, and a corresponding need to reduce the cost per bit of the backhaul network. (See Cisco® Visual Networking Index (VNI) Global Mobile Data Traffic Forecast Update dated February 3, 2016). We also target other markets, including wireless extension of fixed-line networks to directly connect high-bandwidth end-customers to the core network, and private networks of large multi-site organizations such as Fortune 500 enterprises, municipalities and government organizations.

        The key elements of our solutions include: high performance; carrier-grade availability; cost-competitiveness; support of legacy networking standards; and the availability of advanced network management and wireless network IP planning.

  Our Corporate Information

        We commenced commercial deployment of our products in 2002 and, as of February 29, 2016, have shipped approximately 154,867 links (each link contains 2-4 units). In the fiscal year ended February 29, 2016, we delivered products to 184 customers, in 58 countries. Customers included: Nokia, Reliance Jio Infocomm (India), TESSCO (United States), Samsung, Alliance Communications (United States) and Xplornet (Canada).

        Our head office is located at 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada K2K 3C9.

THE OFFERING

Units we are offering	Up to $6.0 million in the aggregate of any combination of up to 1,442,307 Class A Units and up to 1,442,307 Class B Units. Each unit consists of one common share or one Pre-Funded Warrant (depending on whether it is a Class A Unit or Class B Unit), as well as one Long-Term Warrant and two Short-Term Warrants. The common shares or the Pre-Funded Warrants and the Long-Term Warrants and the Short-Term Warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the common shares issuable upon exercise of the warrants.
Assumed public offering price	$4.18 per Class A Unit and $4.17 per Class B Unit.
Short-Term Warrants	The Short-Term Warrants will be exercisable during the period commencing on the date of original issuance and ending on the date six months thereafter, at an assumed initial exercise price of $4.60 per common share.
Long-Term Warrants	The Long-Term Warrants will be exercisable during the period commencing on the date of original issuance and ending on the date that is five years from the date of issuance, at an assumed initial exercise price of $5.23 per common share.
Pre-Funded Warrants	Investors whose purchase of Class A Units would result in their exceeding the 4.99% beneficial ownership limitations described in this prospectus may, alternatively, purchase Class B Units, in which they would acquire a Pre-Funded Warrant in lieu of a common share (as well as the Long-Term Warrant and the Short-Term Warrant components of the unit). The Pre-Funded Warrants will be exercisable on the date of original issuance, with no expiration date, are deemed purchased for a price of $4.17 per underlying common share by virtue of purchasing the Class B Unit, and have an exercise price of $0.01 per share.
Common shares to be outstanding immediately following this offering(1)	5,055,973
Use of proceeds	We estimate that the net proceeds from the sale of the units in this offering will be approximately $5.3 million, based on an assumed public offering price of $4.18 per Class A Unit, after deducting the underwriting discount and our estimated expenses related to this offering. We intend to use the net proceeds for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. See "Use of Proceeds".
Risk factors	This investment involves a high degree of risk. See "Risk Factors" for a discussion of factors you should consider carefully before making an investment decision.

NASDAQ Capital Market symbol	"DRWI." We do not intend to list the warrants on any trading market.

(1)
Unless otherwise indicated, all information in this prospectus, including the number of shares outstanding immediately following this offering assumes all units sold in this offering are Class A Units. The number of shares outstanding immediately following this offering is based on 3,620,567 common shares outstanding as of May 31, 2016, and excludes as of May 31, 2016 unless otherwise noted:

•
342,260 common shares subject to outstanding options with exercise price of CAD$21.79 per share;

•
319,806 common shares issuable upon exercise of outstanding warrants at a weighted average exercise price of CAD$56.38 per share;

•
383,549 common shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.12 per share; and

•
the common shares issuable upon the exercise of the warrants comprising part of the units.

SELECTED FINANCIAL DATA

        The selected consolidated statements of operations data for the three months ended May 31, 2016 and 2015 and the selected consolidated balance sheet data as of May 31, 2016 have been derived from our consolidated interim financial statements set forth in Exhibit 99.2 to our Q1 2016 Report. The selected consolidated statements of operations data for the years ended February 29, 2016, February 28, 2015, and February 28, 2014, and the selected consolidated balance sheet data at February 29, 2016, February 28, 2015, and February 28, 2014, have been derived from our audited consolidated financial statements set forth in "Part III—Item 18. Financial Statements" of our 2016 Annual Report. The selected consolidated statements of operations data for the years ended February 29, 2012 and February 28, 2013 and the selected consolidated balance sheet data at February 29, 2012 and February 28, 2013, have been derived from our previously published audited consolidated financial statements, which are not included in this prospectus or our 2016 Annual Report. This selected financial data should be read in conjunction with our consolidated financial statements and are qualified entirely by reference to such consolidated financial statements. We prepare our consolidated financial statements in U.S. dollars and in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP"). You should read the selected financial data together with Management Discussion and Analysis included as Exhibit 99.3 in the Q1 2016 Report and with the section of our 2016 Annual Report entitled "Part I—Item 5. Operating and Financial Review and Prospects".

        The tables are expressed in thousands of U.S. dollars except percentages, share and per share amounts.

Selected Consolidated Statements of Operations Data

	For the three months ended		For the year ended
	May 31 2016	May 31 2015	Feb 29 2016	Feb 28 2015	Feb 28 2014	Feb 28 2013	Feb 29 2012
Revenue	12,545	26,340	86,295	157,766	90,011	123,877	45,656
Gross Profit	3,892	5,549	13,971	27,994	10,663	19,501	16,401
Gross Profit %	31.0%	21.1%	16.2%	17.7%	11.8%	15.7%	35.9%
Operating Expenses	7,261	10,963	37,776	47,717	50,236	76,709	54,956
Loss before other items	(3,369)	(5,414)	(23,805)	(19,723)	(39,573)	(57,208)	(38,555)
Net loss applicable to shareholders	(4,100)	(5,954)	(42,304)	(21,520)	(34,242)	(54,749)	(33,481)
Net loss per share
Basic & Diluted	(1.23)	(1.98)	(14.01)	(7.90)	(20.75)	(36.50)	(23.50)
Weighted average number of shares outstanding
Basic & Diluted	3,346,378	3,011,941	3,019,259	2,724,467	1,657,535	1,499,832	1,420,267

Selected Consolidated Balance Sheet Data

	May 31 2016	Feb 29 2016	Feb 28 2015	Feb 28 2014	Feb 28 2013	Feb 29 2012
Cash and cash equivalents	3,951	4,277	23,692	18,992	22,959	52,975
Trade receivables	15,000	18,986	48,626	17,408	35,452	9,850
Inventory	23,312	22,702	24,294	30,416	32,722	27,043
Total other current assets	2,184	2,777	5,895	5,978	19,989	5,570
Long term assets	3,971	4,325	18,546	18,326	23,872	24,683
Total assets	48,418	53,067	121,053	91,120	134,994	120,121
Total liabilities	45,173	48,840	76,285	49,677	79,384	18,056
Shareholders' equity	1,476	2,520	43,801	41,524	55,594	101,764
Shares issued and outstanding	3,620,567	3,020,069	3,011,632	2,320,349	1,521,931	1,423,448

RISK FACTORS

        You should carefully consider the risk factors set forth below and under the caption "Risk Factors" in our 2016 Annual Report, which is incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common shares could decline, and you could lose all or part of your investment. See also the information contained under the heading "Cautionary Statement Regarding Forward-Looking Statements" below.

Risks Relating to this Offering

We will require additional capital, which may not be available at all or available on terms acceptable to us.

        We expect that we may need additional capital in order to fund ongoing operations, develop new products, take advantage of opportunities, including more rapid expansion of our business or the acquisition of complementary products, technologies or businesses, or respond to competitive pressures.

        In addition, we may require capital due to our long term credit facility with Comerica Bank and Export Development Canada (our "Lenders"). As at May 31, 2016, we had drawn $18.9 million on the asset based facility and $1.9 million against letters of credit. The credit facility was extended on January 6, 2014, and matured on June 1, 2016 and is secured by a first priority charge on all of our assets and the assets of our principal direct and indirect subsidiaries. We have entered into three forbearance agreements, the third of which has an August 1, 2016 expiration date and requires that we hold a minimum of $0.8 million at Comerica. In addition, the forbearance agreement reduced the facility commitment from $40.0 million to $30.0 million and implemented more frequent monitoring. Because the credit facility matured on June 1, 2016, and there is no forbearance agreement in effect as of August 1, 2016, the lenders may require repayment of all amounts outstanding thereunder at any time on or after August 1, 2016. We are currently negotiating a fourth forbearance agreement with our Lenders, although we may be unable to reach agreement. Our Lenders have advised us that they will require, as a condition of any further forbearance, that we complete this offering.

        Any additional capital raised through the sale of equity will dilute each shareholder's percentage ownership of the Company and such dilution may be significant. Capital raised through debt financing would require us to make periodic interest payments and may impose restrictive covenants on the conduct of our business. Furthermore, additional capital may not be available at all or on terms acceptable to us. A failure to obtain additional capital could prevent us from making expenditures that may be required to grow or maintain our operations.

The trading price of our common shares has been, and may continue to be, subject to large fluctuations.

        Our common shares are listed on the TSX and NASDAQ Capital Market. The trading price of our common shares has been, and may continue to be, subject to large fluctuations and, therefore, the value of the common shares comprising part of the offered unit may also fluctuate significantly, which may result in losses to investors.

We have not paid and do not intend to pay dividends on our common shares. Investors in this offering may never obtain a return on their investment.

        We have never paid any dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. We plan to retain earnings, if any, for the foreseeable future for our operations. In addition, our credit facility restricts our ability to pay dividends. Accordingly, you will need to rely on sales of your common shares after price appreciation, which may never occur, in order to realize a return on your investment.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

        Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, financial condition, operating results and cash flow.

There is no public market for the warrants and we do not intend to list the warrants on any stock exchange.

        There is currently no public market for the warrants and we do not intend to list the warrants on any trading market. While the warrants will be freely transferable, we do not expect any active public market to develop or be sustained after completion of this offering. Even if a public market for the warrants develops it may not be possible to predict the price at which the warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent the warrants are exercised, the number of warrants outstanding will decrease, which may diminish the liquidity for such remaining outstanding warrants. A decrease in the liquidity of the warrants may cause, in turn, an increase in the volatility associated with the price of the warrants. To the extent that the warrants are or become illiquid, an investor may have to exercise the warrants to realize value.

Due to the speculative nature of warrants, there is no guarantee that it will ever be profitable for holders of the warrants to exercise the warrants.

        The warrants being offered do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price. Except for the Pre-Funded Warrants, which have no expiration date, this right is also for a limited period of time. Specifically, commencing on the date of issuance, holders of the Short-Term Warrants may exercise their right to acquire common shares and pay an assumed initial exercise price of $4.60 per share (110% of the offering price per Class A Unit) until the date six months thereafter. The Long-Term Warrants will be exercisable during the period commencing on the date of original issuance and ending on the date that is five years from the date of issuance, at an assumed initial exercise price of $5.23 per common share (125% of the offering price per Class A Unit). After these expiration dates any unexercised Short-Term Warrants or Long-Term Warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants, if any, is uncertain. The market price of the common shares may never equal or exceed the exercise price of the warrants and, consequently, it may never be profitable for holders of the warrants to exercise the warrants.

You will experience immediate and substantial dilution in the book value per common share you acquire.

        Because the public offering price per unit is expected to be substantially higher than our book value per share, you will suffer immediate and substantial dilution in the net tangible book value of the common shares you acquire in this offering. Based on the assumed public offering price of $4.18 per Class A Unit, and assuming all units sold in their offering are Class A Units, if you acquire common shares in this offering, you will suffer immediate and substantial dilution of approximately $2.60 per share in the net tangible book value of the common shares you acquire.

The exercise price of certain of our currently outstanding warrants to purchase our common shares will be reduced in connection with this offering.

        Warrants to purchase 83,550 common shares, which we issued in September 2013, currently remain outstanding (the "2013 Warrants"). Prior to the completion of this offering, 25 whole 2013 Warrants entitle the holder to purchase one common share at a price of $6.76 per share, subject to adjustment as specified in the 2013 Warrant. The 2013 Warrants contain anti-dilution provisions, which provide that if we issue or sell, or are deemed to issue or sell, any common shares (or securities convertible into common shares) for a consideration per share (as defined in the 2013 Warrant) less than a price equal to the exercise price of the 2013 Warrants in effect immediately before such issue or sale (or deemed issuance or sale), then the exercise price of the remaining outstanding 2013 Warrants will be reduced to the amount of such consideration per share (as defined in the 2013 Warrant). Upon the closing of this offering, the exercise price of the remaining outstanding 2013 Warrants will be reduced in accordance with these provisions. This reduced price will apply to both standard exercises in which the exercise price is payable in cash, and the calculation of the "cashless exercise" feature of the 2013 Warrants. The exercise price and number of common shares issuable under the 2013 Warrants may be subject to further adjustment in the future. Any such adjustments may result in dilution to purchasers of the units.

We may sell or issue additional common shares in the future, causing dilution of your equity interest.

        If we require additional funds in the future and raise such funds by issuing additional equity securities, especially at prices lower than the price of the units offered under this prospectus, such financing may dilute the equity interests of our current shareholders, including purchasers who acquire units pursuant to this prospectus.

Significant beneficial owners of our common shares may not be permitted to exercise warrants they hold.

        Investors in this offering whose purchase of Class A Units would result in their exceeding the 4.99% beneficial ownership limitations described in this prospectus may purchase Class B Units, which contain Pre-Funded Warrants rather than common shares. In addition, the warrants being offered hereby will prohibit a holder from exercising any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to such exercise, which we refer to as the beneficial ownership limitation; provided, however, that upon notice to us, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us. As a result, you may not be able to exercise your warrants for common shares at a time when it would be financially beneficial for you to do so. In such circumstance, you could seek to sell your warrants to realize value but you may be unable to do so.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking information" and "forward-looking statements" within the meaning of applicable Canadian and United States securities laws. All statements other than statements that are reporting results or statements of historical fact are forward-looking. All forward-looking information and forward-looking statements are necessarily based on a number of estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may", "will", "should", "continue", "expect", "anticipate", "estimate", "believe", "intend", "plan" or "project" or the negative of these words or other variations on or synonyms of these words or comparable terminology. Forward-looking statements include, without limitation, statements regarding strategic plans, future production, sales and revenue estimates, cost estimates and anticipated financial results, capital expenditures, results attributable to mergers and acquisitions activities and other objectives.

        There can be no assurance that forward-looking statements will prove to be accurate and actual results and outcomes could differ materially from those expressed or implied in such statements. The following are some of the important factors related to our business and industry that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements:

  •
  limited cash resources and our dependence on our credit facilities and accommodations by our lenders and certain suppliers;

  •
  our reliance on a small number of customers for a large percentage of revenue;

  •
  our need for working capital will intensify if we are successful in winning new business;

  •
  intense competition from several competitors;

  •
  competition from indirect competitors;

  •
  our history of losses;

  •
  our ability to implement our ongoing program of operating cost reductions;

  •
  our dependence on our ability to develop new products, enhance existing products and execute product roll-outs on a basis that meets customer requirements;

  •
  our exposure to product warranty claims, and inventory and account receivables exposure in relation to recent product quality issues;

  •
  our ability to successfully manage our resources;

  •
  our dependence on our ability to manage our workforce and recruit and retain management and other qualified personnel;

  •
  quarterly revenue and operating results that are difficult to predict and can fluctuate substantially;

  •
  a lengthy and variable sales cycle;

  •
  our reliance on suppliers, including outsourced manufacturing, third party component suppliers and suppliers of outsourced services;

  •
  our ability to manage the risks related to increasingly complex engagements with channel partners and end-customers;

  •
  pressure on our pricing models from existing and potential customers and as a result of competition;

  •
  our exposure to credit risk for accounts receivable;

  •
  our dependence on the development and growth of the market for high-capacity wireless communications services;

  •
  the allocation of radio spectrum and regulatory approvals for our products;

  •
  the ability of our customers to secure a license for applicable radio spectrum;

  •
  changes in government regulation or industry standards that may limit the potential market for our products;

  •
  currency fluctuations;

  •
  our ability to protect our own intellectual property and potential harm to our business if we infringe the intellectual property rights of others;

  •
  risks associated with software licensed by us;

  •
  a change in our tax status or assessment by domestic or foreign tax authorities;

  •
  exposure to risks resulting from our international sales and operations, including the requirement to comply with export control and economic sanctions laws;

  •
  our exposure to potential product defects and product liability claims and health and safety risk relating to wireless products;

  •
  the impact that general economic weakness and volatility may be having on our customers; and

  •
  disruption resulting from economic and geopolitical uncertainty.

        In particular, in our most recent fiscal year ended on February 29, 2016 and quarter ended May 31, 2016, approximately 44% and 38%, respectively, of our sales were through the Nokia channel. Recent developments within Nokia, including Nokia's combination with Alcatel-Lucent, have resulted in our conclusion that new product sales through this channel are unlikely. See "Part I—Item 4. "Information on our Business—Mergers & Acquisitions and Joint Ventures—Acquisition of Microwave Transport Business of NSN and Relationship with Nokia" of our 2016 Annual Report.

Additional risks related specifically to our securities include:

  •
  risks associated with our outstanding warrants and the impact that the terms of such warrants have on our ability to raise capital and to undertake certain business transactions;

  •
  risks associated with our ability to raise additional capital;

  •
  large fluctuations in the trading price of our common shares;

  •
  our actual financial results may vary from our publicly disclosed forecasts;

  •
  expense and risks associated with being a U.S. public company and possible loss of our foreign private issuer status;

  •
  expense and risks associated with the loss of our ability to use the multi-jurisdictional disclosure system ("MJDS") adopted by the United States and Canada;

  •
  an investor may not be able to bring actions or enforce judgment against us and certain of our directors and officers;

  •
  we do not currently intend to pay dividends on our common shares;

  •
  tax consequences associated with an investment in our securities;

  •
  future sales of common shares by our existing shareholders could cause our share price to fall;

  •
  our management's broad discretion over the use of proceeds of financings; and

  •
  certain Canadian laws could prevent or deter a change of control.

        Also see the discussion under "Risk Factors" in this prospectus and "Part I—Item 3. Key Information—D. Risk Factors" of our 2016 Annual Report. Although we have attempted to identify important factors that could cause our actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause our results to differ from what we currently anticipate, estimate or intend. Ongoing global economic uncertainty could impact forward-looking statements in an unpredictable and possibly detrimental manner. In light of these risks, uncertainties and assumptions, the forward-looking events might not occur or might not occur when stated. Forward-looking statements are provided to assist external stakeholders in understanding management's expectations and plan relating to the future as of the date of our 2016 Annual Report and may not be appropriate for other purposes. Readers are cautioned not to place undue reliance on forward looking statements. Except as required under applicable securities legislation, we undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the units in this offering will be approximately $5.3 million, based on an assumed public offering price of $4.18 per Class A Unit, after deducting the underwriting discount and our estimated expenses related to this offering. We intend to use the net proceeds for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. Additionally, we may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations. If we are unable to secure a further forbearance from our Lenders, we may be required to use substantially all of the proceeds to repay our Lenders.

        Each $1.00 increase (decrease) in the assumed public offering price of $4.18 per Class A Unit would increase (decrease) the net proceeds to us from this offering by approximately $1.3 million, assuming that the number of units we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount. Similarly, each increase (decrease) of 100,000 in the number of units we are offering would increase (decrease) the net proceeds to us from this offering by approximately $0.4 million, assuming the public offering price remains the same and after deducting the underwriting discount.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

DIVIDEND POLICY

        We plan to retain any earnings, if any, for the foreseeable future for our operations. We have never paid any dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

CAPITALIZATION

        The following table sets out our consolidated capitalization as at May 31, 2016 and after giving effect to this offering, in each case assuming all units sold in this offering are Class A Units and excluding the exercise of the options and warrants described under footnote 1 to the table under the heading "The Offering". There has been no material change in our share and loan capital on a consolidated basis since May 31, 2016.

        For purposes of the following table, the entire net proceeds from this offering are assumed to be classified as equity and to increase shareholder's equity. The fair value of the Long-Term Warrants will be classified as liability. The fair value of the Long-Term Warrants will be determined on the date they are sold. Accordingly, shareholder's equity will be less than the amount reflected and liabilities will be greater than the amount reflected.

        This table should be read in conjunction with Management's Discussion and Analysis included as Exhibit 99.3 in the Q1 2016 Report and the financial statements contained therein, as well as "Part I—Item 5. Operating and Financial Review and Prospects" and our consolidated financial statements and the notes thereto set forth in "Part III—Item 18. Financial Statements" of our 2016 Annual Report.

	As at May 31, 2016 (Before this offering)	As adjusted to give effect to this offering(1)
	(amounts in US$ thousands, except share amounts)
Total debt (line of credit)	18,867	18,867
Total current liabilities less total debt (line of credit)	24,913	24,913
Shareholder's equity	1,476	6,766
Total issued and outstanding common shares	3,620,567	5,055,973
Contributed surplus	9,450	9,450
Deficit	(222,325)	(222,325)
Total capitalization(2)	18,284	25,533

(1)
After deducting the underwriting discount and the estimated expenses of this offering payable by us. Each $1.00 increase (decrease) in the assumed public offering price of $4.18 per Class A Unit would increase (decrease) shareholder's equity on an as-adjusted basis by approximately $1.3 million, assuming that the number of units we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount. Similarly, each increase (decrease) of 100,000 in the number of units we are offering would increase (decrease) shareholder's equity on an as-adjusted basis by approximately $0.4 million, assuming that the public offering price remains the same and after deducting the underwriting discount.

(2)
Based on the closing price of $5.05 on Nasdaq Capital Markets for the common shares on May 31, 2016.

DILUTION

        If you invest in our common shares and warrants through the purchase of our units, your ownership interest will be diluted to the extent of the difference between the public offering price per unit that you pay and our as-adjusted net tangible book value per share immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding. Dilution in the as-adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the as-adjusted net tangible book value per share immediately after the consummation of this offering.

        As of May 31, 2016, our historical net tangible book value was approximately $2.7 million, or $0.74 per share. After giving effect to the sale of 1,435,406 common shares in this offering and the receipt of $5.3 million of estimated net proceeds from this offering, our as-adjusted net tangible book value as of May 31, 2016, would have been approximately $8.0 million, or approximately $1.58 per share. This represents an immediate increase in net tangible book value of $0.84 per share to existing shareholders and an immediate and substantial dilution in net tangible book value of $2.60 per share to new investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per unit	$4.18
Historical net tangible book value per share as of May 31, 2016	$0.74
Increase in net tangible book value per share attributable to this offering	$0.84
Adjusted net tangible book value per share after giving effect to this offering	$1.58
Dilution per share to new investors	$2.60

        For purposes of the above presentation, the entire net proceeds from this offering are assumed to be classified as equity and to increase net tangible book value. The fair value of the Long-Term Warrants and the Short-Term Warrants will be classified as liability, which values will be determined on the date of the closing of this offering. Accordingly, the adjusted net tangible book value per share will be less than the amount reflected and the dilution per share will be greater than the amount reflected.

        Each $1.00 increase (decrease) in the assumed public offering price of $4.18 per Class A Unit would increase (decrease) our adjusted net tangible book value by approximately $1.3 million, or approximately $0.27 per common share, and would increase (decrease) dilution per share to new investors by approximately $0.73 per common share, assuming that the assumed public offering price remains the same and after deducting the underwriting discount.

        The discussion and table above assume all units sold in this offering are Class A Units and exclude, as of May 31, 2016, unless otherwise noted:

  •
  342,260 common shares subject to outstanding options with a weighted average exercise price of CAD$21.79 per share;

  •
  319,806 common shares issuable upon exercise of outstanding warrants at a weighted average exercise price of CAD$56.38 per share;

  •
  383,549 common shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $8.12 per share; and

  •
  the common shares issuable upon the exercise of the warrants comprising part of the units.

MARKET PRICES

        Our common shares are publicly traded on the TSX under the symbol "DWI". Trading of the common shares on the TSX commenced with the closing of our initial public offering on April 19, 2007. Our common shares are also traded on the NASDAQ Capital Market under the symbol "DRWI". Trading of our common shares on NASDAQ commenced on October 15, 2009.

        Our warrants issued on August 1, 2014 are traded on the TSX under the symbol DWI.WT and on the NASDAQ Capital Market under the symbol DRWIW. These warrants are set to expire on August 1, 2016. The ranges of our common shares on the TSX and NASDAQ for the annual high and low market prices during the five most recent full financial years ended February 28/29 are as follows:

	DWI.TO Common Shares—TSX (in Canadian dollars)		DRWI.NSDQ Common Shares— NASDAQ
Annual	High	Low	High	Low
2012	211.75	71.50	218.75	67.50
2013	112.50	42.50	114.25	43.75
2014	92.00	28.25	89.50	27.00
2015	68.75	24.75	63.75	19.50
2016	28.00	2.00	22.50	1.50

        The ranges of our common shares on the TSX and NASDAQ for the quarterly high and low market prices during the two most recent full financial years ended February 28/29 are as follows:

	DWI.TO Common Shares—TSX (in Canadian dollars)		DRWI.NSDQ Common Shares— NASDAQ
	High	Low	High	Low
Quarterly 2015
First Quarter	46.75	30.00	42.25	27.50
Second Quarter	68.75	32.50	63.75	30.00
Third Quarter	41.50	25.00	38.25	22.00
Fourth Quarter	34.25	24.75	29.50	19.50
Quarterly 2016
First Quarter	28.00	16.25	22.50	12.50
Second Quarter	20.00	6.50	16.00	4.75
Third Quarter	8.25	2.50	6.50	1.75
Fourth Quarter	5.75	2.00	4.25	1.50
Quarterly 2017
First Quarter	13.96	2.70	10.66	1.85
Second Quarter (through July 28, 2016)	8.82	4.75	6.83	3.68

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

        We are offering up to $6.0 million in the aggregate of any combination of Class A Units and Class B Units. Each unit consists of one common share or one Pre-Funded Warrant (depending on whether it is a Class A Unit or Class B Unit), as well as of one Long-Term Warrant and two Short-Term Warrants. The common shares or the Pre-Funded Warrants and the Short-Term Warrants and the Long-Term Warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the common shares issuable on exercise of the warrants.

COMMON SHARES

        Each common share comprising part of the units and each common share issuable upon exercise of the warrants will entitle its holder to notice of, and to one vote at, all meetings of our shareholders. Each of our common shares carries an entitlement to receive dividends if, as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up, our net assets available for distribution to our shareholders will be distributed rateably among the holders of our common shares. There are no pre-emptive, conversion or redemption rights attached to our common shares.

        Our authorized share capital consists of an unlimited number of common shares, of which 3,620,567 common shares are issued and outstanding as of May 31, 2016.

WARRANTS

        The Short-Term Warrants and the Long-Term Warrants comprising part of the units in this offering will be created and issued, and governed by, the terms of the warrant indenture between us and Computershare Trust Company of Canada and Computershare Trust N.A. (collectively, the "Warrant Agent"), to be entered into and dated as of the closing date of this offering. Any Pre-Funded Warrant comprising part of any Class B Units sold in this offering will be a standalone physical warrant governed by its terms and provisions. The following summary of certain provisions of the warrant indenture and the form of Pre-Funded Warrant does not purport to be complete and is subject in its entirety to the detailed provisions of the warrant indenture and the form of Pre-Funded Warrant, which are incorporated by reference in their entirety into this prospectus. We have appointed the principal transfer offices of the Warrant Agent in Toronto, Ontario and Denver, Colorado as the locations at which the Short-Term Warrants and the Long-Term Warrants may be surrendered for exercise or transfer. Any Pre-Funded Warrant may be surrendered for exercise or transferred directly to us.

Duration and Exercise

        Each whole warrant is exercisable to purchase one common share. The Short-Term Warrants will be exercisable during the period commencing on the date of original issuance and ending on the date six months thereafter, at an assumed initial exercise price of $4.60 per common share. The Long-Term Warrants will be exercisable during the period commencing on the date of original issuance and ending on the date that is five years from the date of issuance, at an assumed initial exercise price of $5.23 per common share. The Pre-Funded Warrants will be exercisable on the date of original issuance, with no expiration date, are deemed purchased for a price of $4.17 per underlying common share by virtue of purchasing the Class B Unit, and have an exercise price of $0.01 per share.

        The purpose of the Pre-Funded Warrants is to enable investors to participate in this offering even if they have restrictions on their ability to beneficially own more than the 4.99% beneficial ownership limitation. Investors whose purchase of Class A Units would result in their exceeding the 4.99% beneficial ownership limitation may, alternatively, purchase Class B Units, in which they would acquire a Pre-Funded Warrant in lieu of a common share (as well as the Long-Term Warrant and the Short-Term Warrant components of the unit).

        A holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to such exercise; provided, however, that upon notice to us, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

        The exercise price and number of common shares issuable upon the exercise of the warrants will be subject to adjustment in the event of any dividends, share split, reverse share split, share dividend, recapitalization, reorganization or similar transaction, as described in the warrant indenture and the form of Pre-Funded Warrant. In addition, the Short-Term Warrants provide that, subject to receipt of any required regulatory approvals, we may reduce the exercise price of the then outstanding Short-Term Warrants to any amount and for any period of time deemed appropriate by our Board of Directors, in its sole discretion.

        The warrants will be exercisable on a "net" basis in certain circumstances including if exercised at a time when we do not have an effective registration statement on file with the SEC registering the issuance of the underlying common shares.

Transferability

        Subject to applicable laws and any restrictions on transfer set forth in the warrant indenture and the form of Pre-Funded Warrant, warrants may be transferred at the option of the holder without our consent.

Pro Rata Distributions

        If, at any time while the warrants are outstanding, we distribute to our common shareholders for no consideration (1) evidences of our indebtedness, (2) any security (other than payment of a common share dividend or other distribution on any class of capital that is payable in common shares), (3) rights or warrants to subscribe for or purchase any security, or (4) any other asset (including cash) (in each case, "Distributed Property"), then each holder of a warrant shall receive, with respect to the common shares issuable upon exercise of such warrant, the Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of common shares issuable upon exercise of the warrant immediately prior to the record date for such Distributed Property.

Fundamental Transactions

        If, at any time while the warrants are outstanding, we consummate (1) any merger, consolidation, arrangement or amalgamation in which we are not the surviving entity; (2) our liquidation or dissolution; (3) any sale of all or substantially all of our assets in one or a series of related transactions; or (4) any transaction, by our issuance of securities or tender offer or otherwise, whereby any person or entity acquires more than 50% of our outstanding common shares (each, a "Fundamental Transaction"), then, upon any subsequent exercise of a warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the warrants (the "Alternate Consideration"). We may not effect any Fundamental Transaction unless any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the warrants such Alternate Consideration as the holders of the warrants may be entitled to purchase.

Notwithstanding the foregoing, at any time concurrently with, or within 30 days after the consummation of the Fundamental Transaction, we or any successor entity will purchase a holder's Long-Term Warrant or Short-Term Warrant by paying an amount of cash equal to the Black-Scholes Option Pricing Model obtained from the "OV" function on Bloomberg as of the day immediately preceding the public announcement of the applicable Fundamental Transaction.

Right as a Shareholder

        The holder of a warrant does not generally have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises his, her or its warrant.

Waivers and Amendments

        Except as otherwise provided in the warrant indenture and the form of Pre-Funded Warrant, we may not may amend or fail to observe the terms of the warrant without the consent of the applicable holder of each such warrant.

MATERIAL UNITED STATES FEDERAL INCOME TAXATION

        The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares and warrants acquired pursuant to this prospectus.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares and warrants. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares and warrants. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares and warrants.

        No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service ("IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares and warrants. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

        This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of common shares and warrants acquired pursuant to this offering that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own common shares or warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire common shares or warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares or warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the "Tax Act"); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares or warrants in connection with carrying on a business in Canada; (d) persons whose common shares or warrants constitute "taxable Canadian property" under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares and warrants.

        If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds common shares or warrants, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares and warrants.

        The United States federal income tax consequences of the acquisition, ownership and disposition of the common shares and warrants can be very complex and, in certain cases, uncertain or potentially unfavorable to a U.S. Holder. Accordingly, each prospective investor considering an acquisition of, or who acquires units pursuant to this offering is strongly urged to consult its own tax advisor with respect to the United States federal, state or local income and alternative minimum tax, United States federal estate or gift, or foreign tax consequences of such acquisition, ownership and disposition of common shares and warrants in light of its own particular facts and circumstances.

Allocation of Offering Price

        Because the components of a unit are immediately separable, the purchaser of a unit generally will be treated, for U.S. federal income tax purposes, as the owner of the underlying common share and warrant components of the unit. For U.S. federal income tax purposes, each purchaser of a unit generally must allocate the purchase price of a unit between the common share and the warrant that comprise the unit based on the relative fair market value of each at the time of issuance. The price allocated to each common share and the warrant generally will be the holder's tax basis in such common share or warrant, as the case may be. Each U.S. Holder is advised to consult its own tax advisor regarding the risks associated with an investment in a unit (including alternative characterizations of a unit) and regarding an allocation of the purchase price between the common share and the warrant that comprise a unit. The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

Our PFIC Status

        If we were to constitute a "passive foreign investment company" under the meaning of Section 1297 of the Code (a "PFIC", as defined below) for any year during a U.S. Holder's holding period, then certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder as a result of the acquisition, ownership and disposition of common shares and warrants. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that we have never been and will not become a PFIC for any taxable year during which a U.S. Holder holds common shares or warrants. Also, there can be no assurance that the IRS will not challenge any determination made by us (or any of our subsidiaries) concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding our PFIC status and the PFIC status of each of our subsidiaries.

        In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

        We will generally be a PFIC if, for a tax year, (a) 75% or more of our gross income is passive income (the "PFIC income test") or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the "PFIC asset test"). "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

        For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, "passive income" does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain "related persons" (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

        Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (a "Subsidiary PFIC"), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any "excess distributions," as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of common shares and warrants. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of common shares and warrants are made.

Default PFIC Rules Under Section 1291 of the Code

        If we are a PFIC for any tax year during which a U.S. Holder owns common shares and warrants, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of common shares and warrants will depend on whether and when such U.S. Holder makes an election to treat us and each Subsidiary PFIC, if any, as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF Election") or makes a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and warrants and (b) any "excess distribution" received on the common shares and warrants. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder's holding period for the common shares and warrants, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares and warrants (including an indirect disposition of the stock of any Subsidiary PFIC), and any "excess distribution" received on common shares and warrants or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the respective common shares and warrants. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible.

        If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares and warrants, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such common shares or warrants were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

        A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its common shares and warrants begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares and warrants. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

        A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our "earnings and profits" that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder's tax basis in the common shares and warrants to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares and warrants.

        The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as "timely" if such QEF Election is made for the first year in the U.S. Holder's holding period for the common shares and warrants in which we are a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder's holding period for the common shares and warrants, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a "purging" election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares or warrants were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a "purging" election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its common shares and warrants. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

        A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

        U.S. Holders should be aware that we do not intend to provide U.S. Holders with the information required to permit them to make a QEF Election, and, accordingly, prospective investors should assume that a QEF Election will not be available. Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares and warrants. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

        A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions, unless such U.S. Holder makes an effective Mark-to-Market Election as discussed below.

Mark-to-Market Election

        A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be "marketable stock" if the common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located that, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be "regularly traded" for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the common shares are "regularly traded" as described in the preceding sentence, the common shares are expected to be marketable stock. However, each U.S. Holder should consult its own tax advisor regarding the "regularly traded" requirement.

        A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder's holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

        A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder's adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder's adjusted tax basis in the common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

        A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

        A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

        Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

        Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

        Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

        The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Taxation of Exercise, Sale, Redemption or Expiration of Warrant

        Generally, no U.S. federal income tax will be imposed upon the U.S. Holder of a warrant upon exercise of such warrant to acquire common shares. A U.S. Holder's tax basis in a warrant will generally be the amount of the purchase price that is allocated to the warrant as described above under the heading "Allocation of Offering Price." Upon exercise of a warrant, the tax basis of the common shares acquired thereby would be equal to the sum of the tax basis of the warrant in the hands of the U.S. Holder plus the exercise price paid, and the holding period of the new common shares would begin on the date that the warrant is exercised.

        The Long-Term Warrants and Short-Term Warrants contain a cashless exercise feature, and it is also possible that the IRS will consider the nominal exercise price of $0.01 per share for the Pre-Funded Warrants as a deemed exercise of such warrants into common shares at issuance. The

U.S. federal income tax treatment of a cashless or deemed exercise of warrants into common shares is unclear, and the tax consequences of such a cashless or deemed exercise could differ from the consequences upon the exercise of a warrant described above.

        In general, if you are a U.S. Holder of a warrant, you will recognize gain or loss upon the sale or other taxable disposition of the warrant (provided that the common share to be issued on the exercise of such warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the U.S. Holder) in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the warrant. If a warrant lapses without exercise, the U.S. Holder will generally realize a capital loss equal to its tax basis in the warrant. Prospective U.S. Holders should consult their tax advisors regarding the tax consequences of acquiring, holding, exercising and disposing of warrants.

General Rules Applicable to the Ownership and Disposition of Common Shares

        The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described above under the heading "Passive Foreign Investment Company Rules."

Distributions on Common Shares

        A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated "earnings and profits," as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if we are a PFIC for the tax year of such distribution or for the preceding tax year. To the extent that a distribution exceeds our current and accumulated "earnings and profits," such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. (See "Sale or Other Taxable Disposition of common shares" below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares by corporate U.S. Holders generally will not be eligible for the "dividends received deduction." Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

        Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. A U.S. Holder's tax basis in common shares generally will be such holder's U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

        Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a

U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

        Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their "net investment income," which includes dividends on the common shares and net gains from the disposition of the common shares. Further, excess distributions treated as dividends, gains treated as excess distributions under the PFIC rules discussed above, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

        Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of common shares that will be subject to the additional tax on net investment income, a U.S. Holder that has made a QEF Election will be required to recalculate its basis in the common shares excluding QEF basis adjustments.

        Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in a PFIC for which a QEF Election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the common shares.

Receipt of Foreign Currency

        The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

        Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income.

In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

        Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

        Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

        The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES AND WARRANTS. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

 CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares and warrants acquired pursuant to this prospectus by a holder who, at all relevant times, (a) for the purposes of the Tax Act, (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm's length with us, and is not affiliated with us, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a "registered non-resident insurer" or "authorized foreign bank" (each as defined in the Tax Act), and (b) for the purposes of the Canada-U.S. Tax Convention, is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Canada-U.S. Tax Convention. Our common shares and warrants will generally be considered to be capital property to a holder unless such common shares or warrants are held in the course of carrying on a business of buying or selling securities, or as part of an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as "Non-Canadian Holders". This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof ("Regulations"), the current provisions of the Canada-U.S. Tax Convention and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that such Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ from those discussed in this summary.

        For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares and warrants must generally be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the relevant day, or such other rate of exchange as is acceptable to the Canada Revenue Agency.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the Canadian federal income tax consequences to any particular Non-Canadian Holder or prospective Non-Canadian Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

        Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on our common shares to a Non-Canadian Holder will be subject to Canadian withholding tax. Under the Canada-U.S. Tax Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a Non-Canadian Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company, which owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

        A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of our common shares or warrants, unless the common shares or warrants are, or are deemed to be, "taxable Canadian property" (as defined in the Tax Act) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under the Canada-U.S. Tax Convention. Generally, our common shares and warrants will not constitute taxable Canadian property to a Non-Canadian Holder provided our common shares are listed on a "designated stock exchange" as defined in the Tax Act (which currently includes the TSX and the NASDAQ Capital Market) at the time of the disposition unless: (a) (i) at any time during the 60-month period immediately preceding the disposition one or any combination of: (A) the Non-Canadian Holder, (B) persons with whom the Non-Canadian Holder does not deal at arm's length (within the meaning of the Tax Act), and (C) partnerships in which the Non-Canadian Holder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any series or class of our capital stock and (ii) more than 50% of the fair market value of our common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource property" (as defined in the Tax Act), "timber resource property" (as defined in the Tax Act) or options in respect of, or interests in, or for civil law, rights in such property, whether or not such property exists; or (b) our common shares are deemed under the Tax Act to be taxable Canadian property of the Non-Canadian Holder. If our common shares or warrants constitute taxable Canadian property of a particular Non-Canadian Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Canada-U.S. Tax Convention if, at the time of disposition, our common shares do not derive their value principally from real property situated in Canada. The exercise of a warrant for Common Shares will generally be deemed not to constitute a disposition and, accordingly, a Non-Resident Holder will not recognize a gain or a loss on such an exercise. Non-Canadian Holders whose common shares or warrants may constitute taxable Canadian property should consult their own tax advisors.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement we intend to enter into with the underwriter, at the time of pricing of the units we will agree to sell to the underwriter named below the number of units set forth opposite its name:

Underwriter	Number of units
H.C. Wainwright & Co., LLC	1,435,406

        The underwriting agreement will provide that the underwriter is obligated to purchase all the units in this offering if any are purchased. The underwriter is offering the units subject to receipt and acceptance of the units from us and subject to the underwriter's right to reject any order in whole or in part.

        The underwriter is offering the units, subject to prior sale, when, as and if issued to and accepted by the underwriter, subject to approval of legal matters by its counsel, including the validity of the units and their component shares and warrants, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers' certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        Any units sold by the underwriter to securities dealers will be sold at the applicable public offering price less a selling concession not in excess of $            per unit. The underwriter proposes to offer the units to the public at the public offering price set forth on the cover of this prospectus. If all of the units are not sold at the public offering price, the underwriter may change the offering price and other selling terms, and we will file a supplement to this prospectus reflecting such revised terms.

        The following table shows the per unit and total underwriting discount to be paid to the underwriter by us.

	Per Class A Unit	Per Class B Unit	Total
Underwriting discount paid by us	$	$	$

        We estimate that our out of pocket expenses for this offering will be approximately $350,000 (excluding the underwriting discount), including a nonaccountable expense allowance of $100,000 for legal fees and expenses of the underwriter. In the event this offering is not completed, we have also agreed to pay to the underwriter a tail fee equal to the proposed underwriting discount in this offering, if any investor with which we have had substantive discussions with respect to this offering provides us with further capital during the seven-month period following July 7, 2016.

        We and our officers and directors have agreed with the underwriter, subject to certain exceptions, not to offer, sell, contract to sell, announce the intention to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any common shares, or any options or warrants to purchase any common shares, or any securities convertible into, exchangeable for or that represent the right to receive common shares during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the underwriter.

        We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or contribute to payments that the underwriter may be required to make in that respect.

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed commercial banking, investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. We have given the underwriter a right of first refusal for a period of 12 months following completion of this offering to act as our lead underwriter or lead placement agent if we decide to undertake a public or private capital raise.

        In connection with this offering, the underwriter does not have any over-allotment option to purchase additional units, common shares or warrants from us. Accordingly, the underwriter will not engage in any market stabilization activities.

        A prospectus in electronic format may be made available on the website maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on the websites of any such underwriter or selling group member is not part of this prospectus. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

        The validity of the units, the common shares contained in the units and the warrants contained in the units offered by this prospectus will be passed upon for us by Dentons Canada LLP, Ottawa, Ontario. Certain legal matters will also be passed upon for us by DLA Piper LLP (US), San Diego, CA. Certain legal matters will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, NY.

        As of the date hereof, the partners and associates of each of Dentons Canada LLP and DLA Piper LLP (US), in each case as a group, beneficially own, directly or indirectly, less than 1%, respectively, of the outstanding securities of the Company.

EXPERTS

        Our auditors are Ernst & Young LLP, Ottawa, Ontario, Canada.

        Our Annual Consolidated Financial Statements have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report dated May 18, 2016 which is incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, and has been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

        Ernst & Young LLP has advised us that they are independent within the meaning of Rule 3520 of the Public Company Accounting Oversight Board, Auditor Independence and the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

ENFORCEMENT OF CIVIL LIABILITIES

        Enforcement of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated in Canada, our principal executive offices are located in Canada, all of our directors and executive officers and most of the experts named in this prospectus, including our independent public accounting firm, reside principally outside of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States.

        We have appointed an agent for service of process in the United States, but it may not be possible to effect service in the United States on our directors, executive officers, public accounting firm and other experts who reside outside of the United States. Furthermore, it may not be possible for an investor to enforce judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws or other laws of the United States against us or those persons.

        Purchasers are also advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        You may read and copy this prospectus, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at www.sec.gov.

        As a "foreign private issuer," we are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a "foreign private issuer," we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of common shares. Furthermore, as a "foreign private issuer," we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

        We maintain a corporate website at www.dragonwaveinc.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into and does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

        We incorporate by reference the following documents or information that we have filed with the SEC in each case with File No. 001-34491:

  •
  our Annual Report on Form 20-F for the fiscal year ended February 29, 2016;

  •
  our Current Reports on Form 6-K filed on April 18, 2016, May 18, 2016, May 26, 2016, June 17, 2016, June 22, 2016 and July 13, 2016; and

  •
  the description of our common shares which is contained in our registration statement on Form 8-A, filed with the SEC on October 14, 2009, including any amendment or report filed for the purpose of updating such description.

        Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at DragonWave Inc., 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9 or via telephone at (613) 599-9991.

PROSPECTUS

DRAGONWAVE INC.

$6.0 million in any combination of:

Up to 1,435,406 Class A Units
Consisting of One Common Share,
One Warrant to Purchase One Common Share
and Two Short-Term Warrants Each to Purchase One Common Share

and

Up to 1,435,406 Class B Units
Consisting of One Pre-Funded Warrant to Purchase One Common Share,
One Warrant to Purchase One Common Share
and Two Short-Term Warrants Each to Purchase One Common Share

Rodman & Renshaw
a unit of H.C. Wainwright & Co.

                        , 2016

 PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Under the Canada Business Corporations Act (the "CBCA"), DragonWave Inc. (the "Registrant") may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity and provided that (a) the director, officer or other individual acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request and, (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b), above. A director, officer or other individual referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the Registrant or other entity as described above, if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and fulfils the conditions set out in (a) and (b), above. A Registrant may advance monies to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the monies if the individual does not fulfill the conditions set out in clauses (a) and (b), above.

        The Registrant's By-Law No. 1A (the "By-Law") provides that, subject to the provisions of the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Registrant or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The Registrant shall also indemnify any such person in such other circumstances as the CBCA or other law permits or requires. Nothing in the By-Law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Law to the extent permitted by the CBCA or other law.

        The Registrant has also entered into contractual indemnification agreements in favor of each of the directors that provide, to the full extent allowed by law, that the Registrant shall indemnify and save harmless each director, his estate, executors, administrators, legal representatives and lawful heirs, from and against any and all costs, charges of expenses (including, but not limited to, an amount paid to settle any action or to satisfy any judgment, legal fees on a solicitor and client basis, other professional fees, out-of-pocket expenses for attending proceedings including discoveries, trials, hearings and meetings, and any amount for which he is liable by reason of any statutory provision whether civil, criminal or otherwise ("indemnifiable costs")), suffered or incurred by the director or such other indemnified parties, directly or indirectly, as a result of or by reason of the director: (i) being or having been a director or officer of the Registrant or an affiliate of the Registrant or by reason of any action taken by the director in his capacity as a director or officer of the Registrant or an affiliate of the Registrant; (ii) being or having been a member of a committee of the board of directors of the Registrant or an affiliate of the Registrant; or (iii) acting as a member of the plan administrator pursuant to the Registrant's Stock Option Plan, subject to certain conditions being satisfied including that the director: (a) acted honestly and in good faith with a view to the best interests of the Registrant, or the best interests of the Registrant's affiliate, as the case may be; and (b) in the case of a criminal or administrative action, proceeding, investigation, inquiry or hearing that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The indemnities also provide that indemnifiable costs will be paid by the Registrant immediately, with the agreement that, in the event it is ultimately determined that the indemnified party was not entitled to be so indemnified, such amounts shall be refunded to the Registrant.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the By-Law and the CBCA.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        On April 11, 2016, the Registrant completed an equity offering previously announced on April 7, 2016. In connection therewith, the Registrant entered into securities purchase agreements (each a "Purchase Agreement") with certain institutional investors providing for the issuance and sale by the Registrant of 599,998 common shares and a price per share equal to U$7.25. The common shares were offered (the "Registered Offering") by the Registrant pursuant to an effective shelf registration statement on Form F-3 (File No. 333-209969), which was declared effective by the SEC on March 14, 2016 (the "Registration Statement"). In a concurrent private placement (the "Private Placement" and, together with the Registered Offering, the "2016 Offering"), the Registrant issued warrants to purchase 299,999 common shares at an exercise price of $8.50 per share (the "2016 Warrants") pursuant to an exemption from registration under Rule 506(b) of the Securities Act. The 2016 Warrants expire on March 12, 2020 and have an exercise price of $8.50 (the "2016 Warrants"). The net proceeds of the 2016 Offering were $4.09 million, after the underwriting discount and estimated offering expenses payable by the Registrant, and excluding any proceeds the Registrant may receive upon exercise of the warrants. The Registrant expects that any exercise of the warrants will result in cash proceeds being paid to the Registrant. The 2016 Warrants cannot be exercised until October 12, 2016 and if, any time after October 13, 2016, there is no effective registration statement registering the common shares issuable upon exercise of the 2016 Warrants, the 2016 Warrants can be cashlessly exercised. As of the date of the prospectus contained in this Registration Statement, there are 299,999 of the 2016 Warrants outstanding.

Item 8.    Exhibits and Financial Statement Schedules

(a)   Exhibit Index

Exhibit No.		Description
1.1		Form of Underwriting Agreement by and between DragonWave Inc. and H.C. Wainwright & Co.

3.1	*	Restated Articles of Incorporation of DragonWave Inc. (filed as Exhibit 1.0 on Form 20-F with the SEC on May 27, 2015).

3.2	*	Amendment to Restated Articles of Incorporation (filed as Exhibit 99.3 on Form 6-K with the SEC on February 2, 2016).

3.3	*	Composite Form of By-Laws (as amended) of the Company (filed as Exhibit 1.1 on Form 20-F with the SEC on May 27, 2015).

4.1		Form of Warrant Indenture.

4.2		Form of Pre-Funded Warrant.

4.3	*	Form of Warrant Indenture between DragonWave Inc. and Computershare Trust Company of Canada as the Warrant Agent (filed as Exhibit 99.1 on Form 6-K with the SEC on September 12, 2013).

4.4	*	Form of Common Share Warrant Certificate (filed as Exhibit 99.1 on Form 6-K with the SEC on September 17, 2013).

4.5	*	Warrant Indenture between DragonWave Inc. and Computershare Trust Company of Canada as the Warrant Agent (filed as Exhibit 99.2 on Form 6-K with the SEC on August 1, 2014).

4.6	*	First Supplemental Warrant Indenture, dated as of September 4, 2014, to the Warrant Indenture dated as of August 1, 2014 (filed as Exhibit 99.1 on Form 6-K with the SEC on September 4, 2014).

4.7	*	Second Supplemental Warrant Indenture, dated as of February 2, 2016, to the Warrant Indenture Dated as of August 1, 2014 (filed as Exhibit 99.1 on Form 6-K with the SEC on September 4, 2014).

4.8	*	Form of Warrant (filed as Exhibit 99.1 on Form 6-K with the SEC on April 7, 2016).

4.9	*	Warrant for the Purchase of Common Shares dated May 30, 2007.

5.1		Opinion of Dentons Canada LLP

10.1	*	DragonWave Inc. Employee Share Purchase Plan (filed as Exhibit 4.1 on Form S-8 with the SEC on February 24, 2010).

10.2	*	DragonWave Inc. Sixth Amended and Restated Key Employee Stock Option Plan (filed as Appendix C to Exhibit 99.1 on Form 6-K with the SEC on May 17, 2013).

10.3	*	DragonWave Inc. Share Based Compensation Plan (filed as Exhibit 4.2 on Form S-8 with the SEC on July 8, 2014).

10.4	*	Amended and Restated Master Acquisition Agreement, dated as of May 3, 2012, by and between Nokia Siemens Networks B.V., DragonWave Inc. and DragonWave S.A.R.L. (filed as Exhibit 99.1 on Form 6-K with the SEC on May 11, 2012).

10.5	*	Employment Agreement, dated January 21, 2004, as amended, by and between DragonWave Inc. and Peter Allen.

Exhibit No.		Description

10.6	*	Employment Agreement, dated August 27, 2015, as amended, by and between DragonWave Inc. and Patrick Houston.

10.7	*	Employment Agreement, dated November 13, 2003, as amended, by and between DragonWave Inc. and Erik Boch.

10.8	*	Employment Agreement, dated June 28, 2012, as amended, by and between DragonWave Inc. and Barry Dahan.

10.9	*	Employment Agreement, dated November 13, 2003, as amended, by and between DragonWave Inc. and Dave Farrar.

10.10	*	Revolving Credit Agreement, dated June 1, 2012, as amended, by and between DragonWave Inc. and Comerica Bank.

10.11	*	Securities Purchase Agreement dated April 6, 2016 by and among DragonWave Inc. and the Purchasers identified therein (filed as Exhibit 99.2 on Form 6-K with the SEC on April 7, 2016).

21	*	Subsidiaries of the Registrant

23.1		Consent of Ernst & Young LLP

23.2		Consent of Dentons Canada LLP (included in Exhibit 5.1)

24	*	Powers of Attorney (included on signature page)

*
Previously filed.

(b)
Financial Statement Schedules

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant's financial statements and related notes thereto.

Item 9.    Undertakings

        The undersigned hereby undertakes:

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ottawa, Province of Ontario, Country of Canada, on July 29, 2016.

DRAGONWAVE INC.
By:	/s/ PETER ALLEN Peter Allen President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: July 29, 2016	By:	/s/ PETER ALLEN Peter Allen President and Chief Executive Officer (Principal Executive Officer)
Date: July 29, 2016	By:	/s/ PATRICK HOUSTON Patrick Houston Chief Financial Officer (Principal Financial Officer)
Date: July 29, 2016	By:	/s/ RUTH BENGOUGH Ruth Bengough Controller (Principal Accounting Officer)
Date: July 29, 2016	By:	* Claude Haw, Chairman of the Board of Directors
Date: July 29, 2016	By:	* Lori O'Neill, Director
Date: July 29, 2016	By:	* Cesar Cesarato, Director

*Pursuant to Power of Attorney
By:	/s/ PETER ALLEN Peter Allen Attorney-in-fact

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
COMPANY OVERVIEW
THE OFFERING
SELECTED FINANCIAL DATA
Selected Consolidated Statements of Operations Data
Selected Consolidated Balance Sheet Data
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
MARKET PRICES
DESCRIPTION OF SECURITIES BEING DISTRIBUTED
MATERIAL UNITED STATES FEDERAL INCOME TAXATION
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS
UNDERWRITING
LEGAL MATTERS
EXPERTS
ENFORCEMENT OF CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits and Financial Statement Schedules
  Item 9. Undertakings
SIGNATURES